UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                            -----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 OR 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 15, 2003

                          SHELBOURNE PROPERTIES I, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

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
                   Delaware                                       0-16345                                 04-3502384
----------------------------------------------             ---------------------              ---------------------------------
(State or other jurisdiction of incorporation)             (Commission File No.)              (IRS Employer Identification No.)
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                                7 Bulfinch Place
                                    Suite 500
                           Boston, Massachusetts 02114
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                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (617) 570-4600

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

      On January 15, 2003, a joint venture owned by the respective operating partnerships of the Company, Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. (the "Shelbourne REITs") acquired from Realty Holdings of America, LLC, an unaffiliated third party, a 100% interest in an entity that owns 20 motel properties triple net leased to an affiliate of Accor SA. The cash purchase price, which was provided by working capital, was approximately $2,700,000, of which approximately $878,000, $1,096,000 and $726,000 was paid by the Company, Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., respectively. The properties are also subject to existing mortgage indebtedness in the current principal amount of approximately $74,220,000.

      The Shelbourne REITs formed the joint venture and acquired the interest in the new properties in order to facilitate the disposition of the other properties of the Shelbourne REITs and the distribution to shareholders of the sales proceeds in accordance with the plans of liquidation of the Shelbourne REITs approved by stockholders in October 2002. Prior to the acquisition of the Accor S.A. properties, the holder of the Class A Preferred Units of the operating partnerships had the right to cause the operating partnerships to purchase the Preferred Units at a substantial premium to their liquidation value (at the time of the acquisition, a premium of $5,287,000 in the case of the Company's operating partnership and $16,264,000 for all three operating partnerships) unless the operating partnerships maintained at least approximately $54,200,000 of aggregate indebtedness ($17,600,000 in the case of the Company's operating partnership) guaranteed by the holder of the Preferred Units and secured by assets having an aggregate market value of at least approximately $74,800,000 ($24,300,000 in the case of the Company's operating partnership). These requirements significantly impaired the ability of the Shelbourne REITs to sell their properties and make distributions in accordance with their plans of liquidation. In lieu of these requirements, the operating partnerships agreed to acquire the Accor S.A. properties for the benefit of the holder of the Preferred Units. The holder of the Preferred Units does, however, continue to have the right, under certain limited circumstances which the Shelbourne REITs do not anticipate will occur, to cause the operating partnerships to purchase the Preferred Units at the premium described above. The terms of the Preferred Units were also modified to eliminate the $2,500,000 aggregate liquidation preferences to which the holder of the Preferred Units was previously entitled ($812,674 in the case of the Company's operating partnership).

      The holder of the Preferred Units has the right to require the operating partnerships to acquire other properties for its benefit at an aggregate cash cost to the operating partnerships of $2,500,000 (approximately $812,000 of which would be paid by the Company's operating partnership). In that event the Accor S.A. properties would not be held for the benefit of the holder of the Preferred Units and would be disposed of as part of the liquidation of the Shelbourne REITs.

      The foregoing description of the transaction does not purport to be complete, and is qualified in its entirety by reference to the Purchase Agreement (and all exhibits thereto) dated as of January 15, 2003, the Modification Agreement, dated as of January 15, 2003 and the Amended and Restated Partnership Unit Designation for the operating partnership, copies of which are attached hereto as Exhibits 10.1, 10.2 and 4.1, respectively, and which are incorporated by reference herein.


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

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (c)   Exhibits:

      4.1 Restated Partnership Unit Designation for 5% Class A Preferred Partnership Units (incorporated by reference to Exhibit E-1 of
            Exhibit 10.2 attached hereto)

      10.1 Purchase Agreement, dated as of January 15, 2003, between the Shelbourne JV and Realty Holdings of America, LLC

      10.2 Agreement, dated as of January 15, 2003, among Presidio Capital Investment Company, LLC (and certain of its subsidiaries), Shelbourne Management, NorthStar Capital Investment Corp., each of the Shelbourne REITs and its operating partnership and HX Investors, L.P.

      99.1  Press Release

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               SHELBOURNE PROPERTIES I, INC.


                                               By: /s/ Michael L. Ashner
                                                   -----------------------------
                                                   Name:  Michael L. Ashner
                                                   Title: President

Dated: January 15, 2003


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

                                  EXHIBIT INDEX

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
No.          Exhibit                                                                               Page
---          -------                                                                               ----
4.1          Restated Partnership Unit Designation for 5% Class A Preferred Partnership Units      4.1-1
             (incorporated by reference to Exhibit E-1 of Exhibit 10.1 attached hereto)

10.1         Purchase Agreement, dated January 15, 2003, between the Shelbourne JV and Realty      10.1-1
             Holdings of America, LLC

10.2         Agreement, dated as of January 15, 2003, among Presidio Capital Investment            10.2-1
             Company, LLC (and certain of its subsidiaries), Shelbourne Management, NorthStar
             Capital Investment Corp., each of the Shelbourne REITs and its operating partnership and HX Investors, L.P.

99.1         Press Release                                                                         99.1-1
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